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                                                     NORRIS COMMUNICATIONS, INC.
                                                                     EXHIBIT 3.3
                           Certificate of Designation of Preferences, Rights and
                                  Limitations of Series A Redeemable Convertible
                                     Preferred Stock filed on September 19, 1997



                           CERTIFICATE OF DESIGNATION
                     OF PREFERENCES, RIGHTS AND LIMITATIONS
                                       OF
               SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK OF
                           NORRIS COMMUNICATIONS, INC.
                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

     The undersigned, ELWOOD G. NORRIS and ROBERT PUTNAM, do hereby certify that:

          1. They are the Chairman of the Board and Chief Executive Officer and Secretary, respectively, of NORRIS COMMUNICATIONS, INC., a Delaware corporation (the "Corporation").

          2. The Corporation is authorized to issue five million (5,000,000) shares of preferred stock, none of which has been issued.

          3. The following resolutions were duly adopted by the Board of
Directors:

     WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of five million (5,000,000) shares, $.001 par value, issuable from time to time in one or more series;

     WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

     WHEREAS, the Corporation has not issued any of such preferred stock and it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to the preferred stock as follows:

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of an initial series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, references, restrictions and other matters relating to such initial series of preferred stock as follows:

          1. DESIGNATION. The initial series of preferred stock shall consist of one hundred thousand (100,000) shares designated and ----------- known as "Series A Redeemable Convertible Preferred Stock" (hereinafter referred to as "Preferred Stock"). The Corporation may issue fractional shares of Preferred Stock.

          2. VOTING.
               (A) With respect to each matter submitted to a vote of shareholders of the Corporation, each holder of Preferred Stock shall be entitled to cast a number of votes equal to the number of shares of Common Stock of the Corporation into which such holder's shares of Preferred Stock are then convertible. If a holder is entitled to cast a vote with respect to a fractional share of Common Stock, such fractional share shall be rounded up to the next whole number. The Corporation shall not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding Preferred Stock
(i) authorize or create any additional class or series of stock ranking prior to or on a parity with the Preferred Stock as to dividends or the distribution of assets upon liquidation, or (ii) change any of the rights, privileges or preferences of the Preferred Stock.

               (B) Except as otherwise required by law or by this Section 2, holders of Common Stock and Preferred Stock shall vote as a single class on all matters submitted to the shareholders.

          3. DIVIDENDS. Subject to the provisions of Section 8 hereof, the holders of Preferred Stock shall be entitled to receive, out of any funds legally available therefor and the Corporation shall pay, dividends at the



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fixed rate of eight percent (8%) per annum, payable in quarterly installments on the 1st day of September, December, March and June of each year. Such dividends shall accrue from the date of issuance of the shares of Preferred Stock and shall be deemed to accrue from day to day whether or not earned and declared. Such dividends shall be payable before any dividends shall be paid, declared or set apart for any other class of stock, and shall be cumulative so that if for any dividend period such dividends are not paid or declared and set apart therefor, the deficiency shall be paid, in whole or in part (without interest), on the next succeeding dividend payment date on which the Corporation has any funds legally available therefor. Until any delinquency has been fully paid or declared and set apart for payment, no distribution, by dividend or otherwise, shall be paid on, declared or set apart for any other class of stock of the Corporation and no shares of any other class of stock shall be acquired, directly or indirectly, by redemption or otherwise, except for the repurchase by the Corporation of shares of Common Stock for an amount not in excess of the original sale price thereof pursuant to employee stock purchase agreements. Notwithstanding the foregoing, the Corporation, in its sole and absolute discretion, may pay such dividends through the issuance of additional equity securities.

          4. RIGHTS ON LIQUIDATION. On any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Stock shall receive, out of assets legally available therefor, an amount equal to $10.00 per share, plus all accrued but unpaid dividends thereon (whether or not such dividends have been declared) to the date fixed for payment of such distributive amount, before any amount shall be paid to the holders of any other class of stock. In the event that the assets of the Company available for distribution to the holders of the Preferred Stock are insufficient to permit full payment to the holders of such shares as herein provided, then such assets shall be distributed ratably among the outstanding shares of Preferred Stock. In the event that the Corporation has additional assets available for distribution after payment to the holders of the Preferred Stock as herein provided, such assets shall be distributed to holders of Common Stock.

          5. CONVERSION.
               (A) At the election of each holder and upon compliance with the provisions of subparagraph (b) below as to surrender thereof, each share of Preferred Stock may be converted into that number of fully paid and non-assessable shares of Common Stock of the Corporation (the "Conversion Stock"), determined by dividing $10.00 per share plus a sum equal to all accrued but unpaid dividends (or a premium amount equivalent thereto) by the lesser of
(i) $0.0875 or (ii) eighty percent (80%) of the average closing bid price for the Common Stock for the 10 trading days immediately following any and each distribution in shares, subdivision, split up, combination, reclassification, or other change in Common Stock. The conversion price (the "Conversion Price") shall be subject to adjustment as hereinafter provided.

               (B) To convert any or all of his or her Preferred Stock into Common Stock, the holder shall surrender the certificate or certificates evidencing such Preferred Stock, duly endorsed or assigned, to the Corporation, accompanied by a written notice that the holder elects to convert such Preferred Stock, stating therein the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. As soon as practicable after the surrender of such certificates, there shall be issued and delivered to such holder, or to the holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled, together with cash in lieu of any fraction of a share as provided in subparagraph (e) below. Such conversion shall be deemed to have been made as of the date of such surrender of the certificate or certificates for Preferred Stock to be converted, and on and after such date the person or persons entitled to receive the shares of Common Stock issued upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock.

               (C) Any Preferred Stock which at any time has been converted shall be forthwith permanently retired and canceled and shall in no circumstances be reissued and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

               (D) The Corporation shall take appropriate corporate action to authorize additional shares of its Common Stock, to be reserved and kept available solely for issuance upon the conversion of Preferred stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all outstanding Preferred Stock. If the Corporation does not have sufficient authorized shares by March 31, 1998, then the dividend rate specified in Section 3 shall retroactively be increased to twelve percent (12%) until sufficient authorized shares have been reserved in accordance with this section and the mandatory redemption date set forth in
Section 7(b) shall be accelerated to December 31, 1998.

               (E) Upon any conversion, fractional shares shall not be issued but any fractions shall be adjusted by payment in cash by the Corporation on the basis of the market price of the Common Stock at the close of business on the date of conversion. For purposes hereof, market price shall be determined as follows:



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                    (I) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange, the market value shall be the last reported sale price of the Common Stock on such exchange on the date of conversion or, if no such sale is made on such day, the average of the highest bid and lowest asked prices for such day on such exchange, or

                    (II) If the Common Stock is not so listed or admitted to unlisted trading privileges, the market value shall be, in the case of securities which are not designated as "National Market" securities, the average of the highest bid and lowest asked prices, the average of the highest bid and lowest asked prices, and in the case of securities which are designated as "National Market" securities, the last reported sales price, in each case as quoted on the National Association of Securities Dealers Automated Quotations System on the date of conversion; or

                    (III) If the security is not so listed or admitted to unlisted trading privileges and bid and asked prices are not reported, the current market value shall be determined in such reasonable manner as may be prescribed from time to time by the Board of Directors of the Corporation.

The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion; provided, however, that the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock in names other than those in which the Preferred Stock surrendered for conversion is then registered.

          (F) In case the Corporation shall propose at any time to take any action described in Section 6 below, then, in each such case, the Corporation shall mail to the holders of record of Preferred Stock at their last known post office addresses as shown by the Corporation's records a statement, signed by an officer of the Corporation, with respect to the proposed action, setting forth such facts with respect thereto as shall be reasonably necessary to inform the holders of Preferred Stock as to the effect of such action upon their conversion rights. Such statement shall be mailed at least twenty (20) days prior to the date of the taking of such action.

          6. ADJUSTMENTS; STOCK DIVIDENDS;
             RECLASSIFICATION; REORGANIZATION
             MERGER AND ANTIDILUTION PROVISIONS.
               (A) If the Corporation increases or decreases the number of its issued and outstanding shares of Common Stock, or changes in any way the rights and privileges of such shares, by means of (i) the payment of a stock dividend or the making of any other distribution on such shares payable in its Common Stock, (ii) a subdivision of shares, (iii) a consolidation or combination of shares, or (iv) a reclassification or recapitalization involving its Common Stock, then the Conversion Price in effect at the time of such action and the number of shares of Common Stock into which the Preferred Stock is then convertible shall be the same as they would have been if the shares of Common Stock into which the Preferred Stock was convertible immediately prior to the event at issue had been issued and outstanding at the time of such event. As an example, if the Corporation were to declare a two-for-one stock split or a one hundred percent (100%) stock dividend, then the number of shares of Common Stock into which the Preferred Stock is convertible would be doubled and the Conversion Price for all remaining shares of Common Stock would be reduced by fifty percent (50%). These adjustments would result in the rights of the holders of Preferred Stock not being diluted by the stock split or stock dividend.

          If the Corporation declares a dividend payable in money on its Common Stock and at substantially the same time offers to its shareholders a right to purchase new shares of Common Stock from the proceeds of such dividend or for an amount substantially equal to such dividend, all shares of Common Stock so issued shall, for purposes hereof, be deemed to have been issued as a stock dividend.

               (B) If the Corporation pays or makes any dividend or other distribution upon its Common Stock payable in securities or other property, excluding money or the Corporation's Common Stock, but including (without limitation) shares of any other class of the Corporation's stock or stock or other securities convertible into or exchangeable for shares of Common Stock or of any other class of the Corporation's stock or other interests in the Corporation or its assets (the "Convertible Securities"), a proportionate part of such securities or other property shall be set aside by the Corporation and delivered to the holders of Preferred Stock in the event that such holders convert their Preferred Stock. The securities and other property deliverable to such holders upon the conversion of Preferred Stock from time to time shall be in the same ratio to the total securities and property set aside for such holders as the number of shares of Common Stock into which the Preferred Stock is converted is to the total number of shares of Common Stock into which the Preferred Stock was convertible at the time the securities or property were set aside for such holders.



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          If the Corporation declares a dividend payable in money or its Common
Stock and at substantially the same time offers to its shareholders a right to purchase new shares of a class of stock other than Common Stock, Convertible Securities, or other interests from the proceeds of such dividend or for an amount substantially equal to the dividend, all shares of such stock, Convertible Securities, or other interests so issued or transferred shall, for purposes hereof, be deemed to have been issued as a dividend or other distribution subject to this subsection (b).

               (C) If at any time the Corporation grants to its shareholders any right to subscribe pro rata for additional securities of the Corporation, whether Common Stock, Convertible Securities, or other classifications, or for any other securities or interests that a holder of Preferred Stock would have been entitled to subscribe for if, immediately prior to such grant, such holder had converted Preferred Stock into Common Stock, and if such action by the Corporation does not result in a readjustment of the conversion price under any other subsection of this Section 6, then the Company also shall grant to such holder the same subscription rights that the holder would be entitled to if the holder had converted Preferred Stock into Common Stock prior to such grant.

               (D) Upon the occurrence of any of the following events, the Corporation shall cause effective provision to be made so that each holder of Preferred Stock shall have the right thereafter, by converting such Preferred Stock, to acquire for the aggregate Conversion Price described herein the kind and amount of shares of stock and other securities, and property and interests, as would be issued or payable with respect to or in exchange for the number of shares of Common Stock of the Corporation into which the Preferred Stock is then convertible as if such shares of Common Stock had been issued to such holder immediately before such event: (i) the reclassification, capital reorganization or other similar change of outstanding shares of Common Stock of the Corporation, other than as described and provided for in subsection (a) above;
(ii) the merger or consolidation of the Corporation with one or more other corporations or other entities, other than a merger with a subsidiary or affiliate pursuant to which the corporation is the surviving corporation and the outstanding shares of Common Stock, including the shares of Common Stock into which the Preferred Stock is then convertible pursuant hereto, are not affected, or (iii) the spin-off of assets, a subsidiary, or an affiliated entity, or the sale, lease, or exchange of a significant portion of the Corporation's assets, in a transaction pursuant to which the Corporation's shareholders are to receive securities or other interests in a successor entity. Any such provision made by the Corporation for adjustments with respect to the Preferred Stock shall be as nearly equivalent to the adjustments otherwise provided for herein as is reasonably practicable.

               (E) If any sale, lease, or exchange of all, or substantially all, of the Corporation's assets or business, or if any dissolution, liquidation or winding up of the Corporation (a "Termination of Business") is proposed, the Corporation shall deliver written notice to each holder of Preferred Stock as a condition precedent to the consummation of any such Termination of Business. If, as a result of such a Termination of Business, shareholders of the Corporation are to receive securities or other interests of a successor entity, the provisions of subsection (d) above shall apply. However, if the result of such a Termination of Business is that shareholders of the Corporation are to receive money or property other than securities or other interest in a successor entity, each holder of Preferred Stock shall be entitled to convert such shares into Common Stock prior to the consummation of such Termination of Business, and, with respect to any shares of Common Stock so acquired, shall be entitled to all of the rights of the other holders of Common Stock with respect to any distribution by the Company in connection with such Termination of Business. If no successor entity is involved and subsection (d) does not apply, all conversion rights provided for herein shall terminate at the close of business on the date as of which holders of record of the Common Stock shall be entitled to participate in a distribution of the assets of the Company in connection with such Termination of Business; provided, however, that in no event shall that date be less than ten (10) days after delivery to the holders of Preferred Stock of the written notice described above. If the termination of conversion rights hereunder is to occur as a result of such Termination of Business, a statement to that effect shall be included in that written notice. Notwithstanding the termination of conversion rights in accordance with the foregoing, upon a Termination of Business and liquidation of the Corporation, each holder of Preferred Stock shall be entitled to such rights as are provided for elsewhere herein.

               (F) Upon any adjustment of the Conversion Price, each share of Preferred Stock shall thereafter be convertible into that number of shares of Common Stock determined by dividing $10.00 by the new Conversion Price.

               (G) The provisions of this Section 6 shall apply to successive events that may occur from time to time but shall only apply to a particular event if it occurs prior to the redemption or conversion in full of the Preferred Stock either by its terms or by its exercise.

               (H) Unless the context requires otherwise, whenever reference is made in this Section 6 to the issuance or sale of shares of Common Stock, the term "Common Stock" shall mean (i) the $.001 par value common stock of the Company, (ii) any other class of stock ranking on a parity with, and having substantially similar rights and privileges as, the Company's $.001 par value common stock, and (iii) any security convertible into either (i) or (ii).



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               (I) For purposes of subsections (a), (b), (c) and (e) above, shares of Common Stock owned or held at any relevant time by, or for the account of the Company, in its treasury or otherwise, shall not be deemed to be outstanding for purposes of the calculations and adjustments described.

          7. REDEMPTION.
               (A) If the Corporation has sufficient authorized shares as required by Section 5(a), then the Corporation may redeem the Preferred Stock, in whole or in part, at any time or from time to time at a redemption price equal to $10.00 per share plus a sum equal to all accrued but unpaid dividends thereon to the date fixed for redemption. If the Corporation does not have sufficient authorized shares as required by Section 5(d), the Corporation may redeem the Preferred Stock, in whole or in part, at any time or from time to time at a redemption price equal to the greater of (i) $10.00 per share plus a sum equal to all accrued but unpaid dividends (or a premium amount equivalent thereto) thereon to the date fixed for redemption or (ii) the five day average bid price immediately preceding the notice multiplied by the number of shares of Common Stock that could be obtained on conversion in accordance with Section 5(a) plus a premium of ten percent (10%) of such value. In the case of the redemption of less than all outstanding Preferred Stock, the Corporation shall redeem shares of Preferred Stock on a pro rata basis.

               (B) The Corporation shall be required to redeem all outstanding Preferred Stock at a redemption price of $10.00 per share, plus a sum equal to all accrued but unpaid dividends thereon or a premium amount equivalent thereto to the date fixed for redemption upon the earlier to occur of: (i) the date upon which a sale of all or substantially all of the assets of the Corporation is consummated; (ii) the date upon which a merger or reorganization is consummated which results in the shareholders of the Corporation immediately prior to such transaction owning less than fifty percent (50%) of the surviving entity; or
(iii) September 1, 2000. If the Corporation does not have sufficient authorized shares as required by Section 5(d) then the redemption price pursuant to an event described in this Section 7(b) shall be computed in the same manner as
Section 7(a).

               (C) Not less than thirty (30) days prior to the date fixed for redemption, a notice specifying the time and place thereof shall be given by certified mail to the holders of record of Preferred Stock at their respective addresses as the same shall appear on the stock books of the Corporation, but no failure to mail such notice or defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to the holder to whom the Corporation has failed to mail such notice or except as to the holder whose notice was defective. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

               (D) On the redemption date, each holder of Preferred Stock shall surrender (and endorse if so required by the Board of Directors) the certificates for the shares to be redeemed and the Corporation shall pay each holder the redemption price for such shares. On such redemption date (unless the Corporation shall default in payment of the redemption price), such holders shall cease to be shareholders with respect to such shares.

          8. FAILURE TO REDEEM. If the Corporation does not redeem all the outstanding Preferred Stock as required pursuant to Section 7(b), the Corporation shall declare and pay to the holders of Preferred Stock quarterly, a special dividend (or an amount equivalent thereto) in cash equal to fifteen percent (15%) of the unpaid redemption price.

     RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate this 18th day of September, 1997.

                                       /s/ ELWOOD G. NORRIS
                                       ELWOOD G. NORRIS, Chairman
                                       and Chief Executive Officer


                                       /s/ ROBERT PUTNAM
                                       ROBERT PUTNAM, Secretary



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